UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) December 18, 2003

                   SPRINGHILL LAKE INVESTORS LIMITED PARTNERSHIP
               (Exact name of registrant as specified in its charter)

         Maryland                       0-14569                04-2848939
    (State or other                   (Commission           (I.R.S. Employer
    jurisdiction of                   File Number)        Identification Number)
    incorporation)


                                55 Beattie Place
                              Post Office Box 1089
                        Greenville, South Carolina 29602
                    (Address of principal executive offices)


                         (Registrant's telephone number)
                                 (864) 239-1000

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Item 5.     Other Events

On December 11, 2003, AIMCO Properties, L.P., a Delaware limited partnership ("AIMCO Properties"), entered into a Redemption and Contribution Agreement (the "Redemption and Contribution Agreement") with First Winthrop Corporation, a Delaware corporation ("FWC") and the sole shareholder of Three Winthrop Properties, Inc. (the "Managing General Partner"), the current holder of the 0.1% management general partnership interest in the Partnership (the "MGP Interest"), with respect to the acquisition of the MGP Interest by an affiliate of AIMCO Properties.

As of the time of the execution of the Redemption and Contribution Agreement and until such time as the transfer of the MGP Interest from the Managing General Partner to the AIMCO Properties affiliate is effective, NHP Management Company ("NHP"), an affiliate of AIMCO Properties, holds 100% of the Class B stock of FWC, which provides NHP with the right to elect one director to the Managing General Partner's Board of Directors, who in turn has the power to appoint the sole member of the Residential Committee of the Managing General Partner's Board of Directors. The Residential Committee is vested with the authority to elect officers and, subject to certain limitations, the Residential Committee and its appointed officers have the right to cause the Managing General Partner to take such actions as it deems necessary and advisable in connection with the activities of the Partnership.

The purchase price allocated to the MGP Interest was $1,000 plus the redemption of certain interests held by affiliates of AIMCO Properties in FWC. The agreement is subject to necessary actions to obtain the consent of the limited partners (although AIMCO Properties and its affiliates control a sufficient interest in the Partnership to approve the transfer of the MGP Interest), lenders, if applicable, and any necessary governmental consents.

                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   SPRINGHILL LAKE INVESTORS LIMITED PARTNERSHIP


                                    By:   Three Winthrop Properties, Inc.
                                          Managing General Partner


                                    By:   /s/Patrick J. Foye
                                          Patrick J. Foye
                                          Vice President - Residential


                                    Date: December 23, 2003